Delisting Determination, The Nasdaq Stock Market, LLC, October 15, 2024.
DZS Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of DZS Inc., effective at the opening of the trading session on October 25, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5250(c)(2).
The Company was notified of the Staff determination on February 6, 2024. On February 13, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On April 1, 2024, the Company received additional delist determination letters for its failure to comply with the filing requirements in Listing Rule 5250(c)(1).
On April 22, 2024, upon review of the information provided by the Company, the Panel determined to grant the Company request to remain listed in the Exchange subject to a series of milestones
(the Decision).
On May 14, 2024, the Company received additional delist determination letters for its failure to comply with the filing requirements in Listing Rule 5250(c)(1).
On August 6, 2024, based on the Company failure to meet the terms of the amended Decision, the Panel determined to delist the Company.
The Company securities were suspended on August 8, 2024.
The Company did not appeal the delist decision to the Nasdaq Listing and Hearing Review Council (Council) and the Council did not call the matter for review. The Staff determination to delist the Company became final on September 20, 2024.